DUFAULT
                                     -------
                                 LAW FIRM, P.C.

920 Lumber Exchange Building                                   Dustin R. DuFault
Ten South Fifth Street                                       Phone: 612-250-4851
Minneapolis, MN 55402                                       Info@DuFault-Law.com
                               www.DuFault-Law.com

                             TUESDAY, APRIL 11, 2006


GATEWAY DISTRIBUTORS, LTD.                                ORIGINAL VIA U.S. MAIL
3220 Pepper Lane                                                 COPY VIA E-MAIL
Las Vegas NV 89120

     RE:  FORMULA AND GOODWILL VALUATION OF GATEWAY DISTRIBUTORS, LTD.

Dear Sirs:

     I have acted as counsel to Gateway Distributors, Ltd., a Nevada corporation (hereinafter "Gateway") in connection with the valuation of Gateway's intangible assets, namely the valuation of Gateway's ownership in certain trade secret formulas used to manufacture certain products and product lines (hereinafter "products"), and trademarks with any associated goodwill.

     In acting as counsel for Gateway and arriving at the opinion expressed below, it should be noted that only written and oral communications (including email communications) from Officers and employees of Gateway were relied upon to form such opinion. The opinion is based solely upon inquiries to the Officers and employees of Gateway. Therefore, as to any question of fact material to such opinions, I have relied solely on the written and oral communications (including email communications) of the Officers and employees of Gateway, and the veracity of such written and oral communications was assumed to be true and accurate.

     With regard to the intangible assets of Gateway, namely the ownership of certain trade secret formulas, trademarks and any associated goodwill included therewith, it is my understanding that, in addition to formulas and trademarks already owned by Gateway, Gateway acquired additional formulas and trademarks with the associated goodwill of those formulas and trademarks in fiscal years 1999 and 2000. Upon acquiring said additional formulas, trademarks and goodwill, it is my understanding that Gateway owned approximately 181 formulas for use in the distribution of the products.


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Gateway Distributors, Ltd.            -1-                 DuFault Law Firm, P.C.
                                                           Attorney Work Product


It is also my understanding that, due to financial reasons not directly related to consumer demand of the products, Gateway eventually diminished the number of products available to the consumer from approximately 181 to 23 products, namely 14 nutritional products and 9 skin care products. It is also my understanding that those 23 products were, and continue to be, successful in generating sales for Gateway.

     Now, therefore, based upon the foregoing, along with the purchase price of the additional formulas and trademarks, sales generated by the only 21 of the approximately 181 products, and consumer demand for comparable products in the marketplace, it is my opinion that the value of Gateway's intangible assets, namely the ownership of the trade secret formulas for the approximately 181 products, the respective trademarks and the associated goodwill, was at least $536,500 as of 31 December 2004.

     This opinion speaks only as to the date written in the aforementioned paragraph, and I hereby expressly disclaim any duty to update any of the statements made herein.

                                         Sincerely,
                                         DuFAULT LAW FIRM, P.C.

                                         /s/ Dustin R. DuFault